Citigroup Global Markets Holdings Inc.	Free Writing Prospectus to Pricing Supplement No. 2023-USNCH[ ] Registration Statement Nos. 333-270327; 333-270327-01
Dated June 15, 2023; Filed pursuant to Rule 433

Outperformance Jump Securities Based on the Performance of Shares of the Invesco S&P 500® Equal Weight ETF Relative to the Performance of Shares of the SPDR® S&P 500® ETF Trust Due July   , 2024
Principal at Risk Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, prospectus supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying shares:	Shares of the Invesco S&P 500® Equal Weight ETF (NYSE Arca symbol: “RSP”) (the “RSP underlying”) and shares of the SPDR® S&P 500® ETF Trust (NYSE Arca symbol: “SPY”) (the “SPY underlying”). We refer to each of the RSP underlying and the SPY underlying as an “underlying share issuer” or “ETF”.
Stated principal amount:	$1,000 per security
Pricing date:	June 30, 2023
Issue date:	July 6, 2023
Valuation date:	July 5, 2024, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur.
Maturity date:	July 10, 2024
Payment at maturity[1]:

For each $1,000 stated principal amount security you hold at maturity:

▪

If the RSP share return is greater than or equal to the SPY share return:
$1,000 + the fixed return amount

▪

If the RSP share return is less than the SPY share return:
$1,000 + ($1,000 × the outperformance return)

If the RSP share return is less than the SPY share return, your payment at maturity will be less, and possibly significantly less, than the stated principal amount of your securities. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion and up to all of your investment.

Fixed return amount:	$125.00 per security (12.50% of the stated principal amount). You will receive the fixed return amount only if the RSP share return is greater than or equal to the SPY share return.
RSP share return:	The share return of the RSP underlying
SPY share return:	The share return of the SPY underlying
Outperformance return:	RSP share return – SPY share return, provided that the outperformance return will not be less than -100%

Share return:	For each of the underlying shares, (i) its final share price minus its initial share price, divided by (ii) its initial share price
Initial share price:	For each of the underlying shares, the applicable closing price on the pricing date
Final share price:	For each of the underlying shares, the applicable closing price on the valuation date
CUSIP/ISIN:	17291REL2 / US17291REL24
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/200245/ 000095010323008872/dp195265_424b2-us2334231.htm

Hypothetical Payout at Maturity[1]
Outperformance Return	Return on Securities
+50.00%	12.50%
+40.00%	12.50%
+30.00%	12.50%
+20.00%	12.50%
+10.00%	12.50%
0.00%	12.50%
-0.01%	-0.01%
-10.00%	-10.00%
-20.00%	-20.00%
-30.00%	-30.00%
-40.00%	-40.00%
-50.00%	-50.00%
-60.00%	-60.00%
-70.00%	-70.00%
-80.00%	-80.00%
-100.00%	-100.00%
[1]All payments are subject to our credit risk

On the date of the accompanying preliminary pricing supplement, Citigroup Global Markets Holdings Inc. expects that the estimated value of the securities on the pricing date will be at least $920.00 per security, which will be less than the public offering price. The estimated value of the securities is based on Citigroup Global Markets Inc.’s (“CGMI”) proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate. It is not an indication of actual profit to CGMI or other of Citigroup Global Markets Holdings Inc.’s affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in the accompanying preliminary pricing supplement.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-270327 and 333-270327-01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Underlying Shares

For more information about the underlying shares, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Summary Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

•	You may lose some or all of your investment.
•	Your potential return on the securities is limited.
•	The return on the securities is based on relative performance.
•	Changes in the level of the RSP underlying may be offset or negated entirely by changes in the level of the SPY underlying.
•	You will lose some or all of your investment if the constituents of the S&P 500® Index with larger market capitalizations outperform those with smaller market capitalizations.
•	The securities do not pay interest.
•	You will not receive dividends or have any other rights with respect to the underlying share issuers.
•	Your payment at maturity depends on the closing prices of the underlying shares on a single day.
•	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
•	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.
•	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate, will be less than the issue price.
•	The estimated value of the securities was determined for Citigroup Global Market Holdings Inc. by its affiliate using proprietary pricing models.
•	The estimated value of the securities would be lower if it were calculated based on Citigroup Global Market Holdings Inc.’s secondary market rate.
•	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market.
•	The value of the securities prior to maturity will fluctuate based on many unpredictable factors.
•	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment.
•	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.
•	Citigroup Global Market Holdings Inc.’s offering of the securities does not constitute a recommendation for or against any of the underlying shares.
•	The price and performance of any underlying share issuer may not completely track the performance of its underlying index or its net asset value per share.
•	The prices of the underlying shares may be adversely affected by Citigroup Global Market Holdings Inc.’s or its affiliates’ hedging and other trading activities.
•	Citigroup Global Market Holdings Inc. and its affiliates may have economic interests that are adverse to yours as a result of the business activities of Citigroup Global Market Holdings Inc.’s affiliates.
•	Even if any underlying share issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement.
•	The securities will not be adjusted for all events that could affect the price of any of the underlying shares.
•	The securities may become linked to shares of an issuer other than one of the original underlying share issuers upon the occurrence of a reorganization event or upon the delisting of any of the underlying shares.
•	The calculation agent, which is an affiliate of Citigroup Global Market Holdings Inc., will make important determinations with respect to the securities.
•	Changes made by the investment adviser to any underlying share issuer or by the sponsor of any ETF underlying index may adversely affect any underlying shares.
•	The U.S. federal tax consequences of an investment in the securities are unclear.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the heading “United States Federal Tax Considerations” concerning the U.S. federal tax consequences of an investment in the securities, and you should consult your tax adviser.